Page 53
                                                         Exhibit 10(iii)A(28)(a)




B.A. Hattox
August 26, 1996
                                                     August 26, 1996


Mr. Brock A. Hattox
19206 Hanston Court
Houston, Texas   77094


Dear Brock:


     This letter will confirm the terms of your employment by National Service Industries, Inc. ("NSI") and NSI Services, L.P., effective September 9, 1996 (the "Effective Date"). We are enthusiastic about your decision to join NSI and look forward to working with you to enhance NSI's future growth.

     The terms of your employment, which are subject, of course, to approval by our Executive Resource and Nominating Committee and the Board of Directors, will be as follows:

     1. Duties - You will be nominated for election as Executive Vice President and Chief Financial Officer at the meeting of our Board of Directors on September 18, 1996. You will also serve in the same capacity for NSI Services, L.P. (the "Partnership"). You will assume the duties and responsibilities commensurate with those positions, which will include service to NSI, the Partnership, and other subsidiaries and partnerships of NSI and may receive compensation, benefits, and other amounts from such entities, the aggregate amount of which will equal the sums and benefits specified herein. Between September 9 and September 18, 1996, you will perform substantially the same duties as outlined above as assistant to the Chairman of the Board for the salary set forth in paragraph 2 below. You will devote substantially all of your working time and attention to the business and affairs of NSI.

     2. Base Salary - Your base salary for the fiscal year ending August 31, 1997 ("fiscal 1997"), will be at the annual rate of Three Hundred Fifty Thousand Dollars ($350,000). Thereafter, your base salary will be subject to review for increases at such time as NSI conducts salary reviews for executive officers generally.
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Exhibit 10(iii)A(28)(a)

     3. Annual Incentive Compensation - You will participate in the NSI Management Compensation and Incentive Plan (the "AIP") for fiscal 1997 and will receive a bonus under the AIP of at least One Hundred Fifty Thousand Dollars ($150,000) for fiscal 1997.

     4. Stock Options - You will receive a grant of employee stock options for twenty thousand (20,000) shares of stock under our current long-term incentive plan upon your arrival at NSI. In addition, you will receive a grant of options for at least twenty thousand (20,000) shares at the September 1996 board meeting under either our current long-term incentive plan or a new plan to be presented to the Board at the meeting.

     5. Retirement Plans - Upon satisfying the eligibility requirements, you will be eligible to participate in NSI's tax-qualified retirement plans, NSI Pension Plan C, and the NSI 401(k) Plan for Corporate Office Employees. In addition, on September 18, 1996, you will become a participant in the Supplemental Retirement Plan for Executives of NSI (the "SERP"). Your benefits under the SERP will be determined in the same manner as for other executive officers of NSI participating in the plan (other than the Chief Executive Officer), except that you will be credited with service under the SERP for each year of actual service. You will become vested in your SERP benefit after completing five (5) years of employment with NSI and will be eligible for early retirement at age sixty (60).

     6. Medical, Life Insurance, and Other Employee Benefits - You will be covered by, or eligible to participate in, the medical, dental, life insurance, disability, deferred compensation, and other benefit programs generally made available by NSI to its executive officers and their families, including a car allowance of Four Hundred Dollars ($400) per month.

     7. Relocation Expenses - We will pay the following relocation expenses:

        (a)  your expenses for moving your household effects to Atlanta;

        (b) three (3) months rent for an apartment and storage of your personal effects in Atlanta, pending your move into your new home; and

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                                                         Exhibit 10(iii)A(28)(a)

        (c) brokerage and closing costs you incur in connection with the sale of your home in Houston and the purchase of a home in Atlanta.

     8. Severance Payment/Change in Control - Except in the event of termination in connection with a Change in Control of NSI (as defined in the Severance Protection Agreement that will cover you), you will be entitled to the following severance payment:

     * If your employment is terminated on or before August 31, 1999, except for voluntary termination, termination upon death or Disability (as defined below), or termination by NSI for Cause (as defined below), you will receive (a) a severance payment (payable in twenty-four (24) semi-monthly installments) equal to your then current salary plus any annual incentive received for the preceding fiscal year, and (b) a pro rata bonus for the fiscal year during which you are terminated. In addition to the foregoing, any employee options you hold at the date of termination will be vested and you will be given two (2) years following termination to exercise them.

     * For purposes of entitlement to a severance benefit, "Cause" shall mean any act(s) on your part that constitutes fraud, a felony involving dishonesty, a breach of fiduciary duty, or gross malfeasance or habitual neglect of your duties for NSI, and "Disability" shall mean a physical or mental infirmity which impairs your ability to substantially perform your duties as Chief Financial Officer of NSI for a period of one hundred eighty (180) consecutive days. The NSI Board, based upon the information provided to it, shall determine whether an act constituting Cause has occurred and whether you have suffered a Disability. In the case of termination for Cause, (i) you will be given written notice of the actions constituting Cause at least fifteen (15) days prior to any meeting of the Board of Directors of NSI at which your termination is to be considered; (ii) you will be given the opportunity to be heard by the Board; and (iii) your termination for Cause must be evidenced by a resolution adopted by a majority of the Board.

With respect to Change in Control situations, you will be covered by a Severance Protection Agreement with the same provisions as are applicable to NSI's other
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Exhibit 10(iii)A(28)(a)


executive officers. In the event of your termination in connection with a Change in Control that entitles you to benefits under the Severance Protection Agreement, you will receive the greater of the payments and benefits provided under the Severance Protection Agreement (after consideration of any tax penalties) or the severance payments described above.

     The base salary, annual incentive, option grants, nonqualified retirement benefits, and any severance payments will be structured to ensure the tax deductibility to NSI of the payments and benefits under the Internal Revenue Code of 1986, including Code Section 162(m). We can provide additional information on these issues if you so desire.

     We will prepare a SERP provision and Severance Protection Agreement to evidence the arrangements set forth in this letter.

     Again, we are delighted you are joining NSI and we look forward to a long and mutually satisfactory relationship. This letter outlines your employment relationship with NSI; if you agree with the employment terms as outlined above, please sign and date both copies of this letter agreement and return one copy to me at your earliest convenience.

                                          Sincerely,


                                          /s/ James S. Balloun
                                          James S. Balloun

ACCEPTED AND AGREED TO THIS

_____ DAY OF _____________, 1996



/s/ Brock A. Hattox
Brock A. Hattox